Sezzle Inc. (ASX:SZL) | ARBN 633 327 358 | sezzle.com | 251 1st Ave N, Suite 200, Minneapolis, MN 55401 1 18 October 2022 ASX RELEASE Company Announcements Platform Sezzle Enters into New $100 Million Credit Facility New Facility Enhances Liquidity and Expands Capacity Sezzle Inc. (ASX: SZL) (Sezzle or Company) is pleased to announce that it has signed a new US$100M receivables funding facility with affiliates of Bastion Management II LLC (Bastion), as Administrative Agent for the lenders. The new facility will support the Company’s business in the U.S. and Canada, replacing its prior facility with Goldman Sachs Bank USA and Bastion. The new receivables funding facility with Bastion provides Sezzle with greater capacity, improved flexibility, and extends Sezzle’s funding into 2024. “We are excited to continue our relationship with Bastion, as they have been a supportive partner,” stated Karen Hartje, Chief Financial Officer of Sezzle. “The new facility positions Sezzle with the necessary liquidity and balance sheet strength to pursue the Company’s growth objectives and achieve profitability.” Key terms of the facility: • Size: US$100.0 million. • Term: 24 months. • Minimum Utilization: US$50.0 million at close, US$75.0 million at 31 December 2022, and US$80.0 million at 31 March 2023 and thereafter. • Interest Rate: Secured Overnight Financing Rate (SOFR) + 11.5%. The Company anticipates net interest expense as a percentage of Underlying Merchant Sales will rise approximately 30bps, because of the macro interest rate environment and higher borrowing costs under the new facility.

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The way forward.

- **Warrants:** Lenders receive warrants to purchase 2,075,064 shares of Sezzle's common stock, exercisable at the market price of the Company's CDIs as of the closing date with an expiry date of 14 October 2029. The warrants are subject to customary obligations with respect to the conversion of warrant shares into CDIs and the subsequent listing thereof on the ASX.
- **Advancement Rate**: 75% of the available receivable balance.
- **Other**: Covenants, representations & warranties, and reporting obligations typical of a similar receivables warehouse facility.

This announcement was authorized by Charlie Youakim, Executive Chairman and CEO.

Contact Information

For more information about this announcement:

Lee Brading, CFA	**Justin Clyne**	**Erin Foran**
Investor Relations	Company Secretary	Media Enquiries
+651 240 6001	+61 407 123 143	+651 403 2184
InvestorRelations@sezzle.com	jclyne@clynecorporate.com.au	erin.foran@sezzle.com

About Sezzle Inc.

Sezzle is a fintech company on a mission to financially empower the next generation. Sezzle's payment platform increases the purchasing power for millions of consumers by offering interest-free installment plans at online stores and select in-store locations. Sezzle's transparent, inclusive, and seamless payment option allows consumers to take control over their spending, be more responsible, and gain access to financial freedom.

For more information visit sezzle.com.

Sezzle's CDIs are issued in reliance on the exemption from registration contained in Regulation S of the US Securities Act of 1933 (Securities Act) for offers of securities which are made outside the US. Accordingly, the CDIs have not been, and will not be, registered under the Securities Act or the laws of any state or other jurisdiction in the US. As a result of relying on the Regulation S exemption, the CDIs are 'restricted securities' under Rule 144 of the Securities Act. This means that you are unable to sell the CDIs into the US or to a US person who is not a QIB for the foreseeable future, unless the re-sale of the CDIs is registered under the Securities Act or another exemption is available. To enforce the above

Sezzle Inc. (ASX:SZL) | ARBN 633 327 358 | sezzle.com | 251 1st Ave N, Suite 200, Minneapolis, MN 55401

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Sezzle Inc. (ASX:SZL) | ARBN 633 327 358 | sezzle.com | 251 1st Ave N, Suite 200, Minneapolis, MN 55401 3 transfer restrictions, all CDIs issued bear a FOR Financial Product designation on the ASX. This designation restricts any CDIs from being sold on ASX to US persons excluding QIBs. However, you are still able to freely transfer your CDIs on ASX to any person other than a US person who is not a QIB. In addition, hedging transactions with regard to the CDIs may only be conducted in accordance with the Securities Act.